As filed with the Securities and Exchange Commission on November 3, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VARONIS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	57-1222280 (I.R.S. Employer Identification No.)
1250 Broadway, 29th Floor New York, NY (Address of Principal Executive Offices)	10001 (Zip Code)

POLYRIZE SECURITY LTD. 2019 SHARE INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Yakov Faitelson
Chief Executive Officer and President
Varonis Systems, Inc.
1250 Broadway, 29th Floor
New York, NY 10001
(877) 292-8767
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Colin Diamond, Esq.
Dov Gottlieb, Esq.

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.001 per share, issuable in respect of assumed Polyrize Security Ltd. stock options	13,887 (3)	$117.21	$1,627,695	$178

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq Global Select Market on November 2, 2020.

(3)	Represents shares of Common Stock issuable pursuant to options granted under the Polyrize Security Ltd. 2019 Share Incentive Plan, as amended (the “Polyrize Plan”), that were assumed by the Registrant in connection with the Registrant’s acquisition of Polyrize Security Ltd.

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EXPLANATORY NOTE

On October 26, 2020, Varonis Systems, Inc. (the “Company” or the “Registrant”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Polyrize Security Ltd., an Israeli company (“Polyrize”), the Shareholders and the Company SAFE Holders (each as defined in the Purchase Agreement) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Equityholders (as defined in the Purchase Agreement). On October 29, 2020, the transactions contemplated by the Purchase Agreement were consummated and the Company acquired the entire share capital of Polyrize (the “Acquisition”).

At the closing of the Acquisition, the Registrant assumed the Polyrize Plan and certain vested and unvested options (each, an “Assumed Option”) granted thereunder. This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Company to register 13,887 shares of Common Stock, subject to options under the Polyrize Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The document(s) containing the information specified in Part I will be sent or given to the participants in the Polyrize Plan pursuant to Rule 428(b)(1) under the Securities Act. Such document(s) are not required to be and are not being filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 11, 2020 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 15, 2020, that are specifically incorporated by reference therein);

(b) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 5, 2020, August 4, 2020 and October 27, 2020, respectively;

(c) the Company’s Current Reports on Form 8-K filed with the SEC on May 7, 2020, May 11, 2020 and May 28, 2020, except for any information not deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(d) the description of the Common Stock set forth in the registration statement on Form 8-A, filed with the SEC on February 25, 2014 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this information (including Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019).

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All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby, have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company amended and restated certificate of incorporation, amended and restated bylaws and Delaware law as such provisions relate to the Company’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation, amended and restated bylaws and Delaware law.

Section 102 of the Delaware General Corporation Law, as amended, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. If a present or former director or officer is successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation must reimburse reasonable expenses (including attorneys’ fees).

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Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, the Company’s amended and restated certificate of incorporation authorizes the Company to indemnify any and all persons whom it has the power to indemnify under the law.

The Company’s amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) the Company’s board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors by a majority vote, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on the Company’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay the Company if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company maintains industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 3, 2020.

VARONIS SYSTEMS, INC.

By: /s/ Yakov Faitelson
Name: Yakov Faitelson
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yakov Faitelson and Guy Melamed, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

	Chief Executive Officer, President	November 3, 2020
/s/ Yakov Faitelson	and Chairman of the Board
(Principal Executive Officer)

	Chief Financial Officer and Chief Operating Officer (Principal	November 3, 2020
/s/ Guy Melamed	Financial Officer and Principal
Accounting Officer)

	Director	November3, 2020
/s/ Kevin Comolli

	Director	November 3, 2020
/s/ John J. Gavin, Jr.

	Director	November 3, 2020
/s/ Gili Iohan

	Director	November 3, 2020
/s/ Ohad Korkus

	Director	November 3, 2020
/s/ Thomas F. Mendoza

	Director	November 3, 2020
/s/ Ofer Segev

	Director	November 3, 2020
/s/ Rona Segev-Gal

	Director	November 3, 2020
/s/ Fred Van Den Bosch

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INDEX OF EXHIBITS

Exhibit No.	Description

4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws

5.1*	Opinion of White & Case LLP

23.1*	Consent of Kost Forer Gabbay & Kasierer, independent registered public accountants

23.2*	Consent of White & Case LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1*	Polyrize Security Ltd. 2019 Share Incentive Plan, as amended

____________

(1)	Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2014 (File No. 001-35324) (the “Company’s First Quarter 2014 Form 10-Q”) and incorporated herein by reference.

(2)	Filed as Exhibit 3.2 to the Company’s First Quarter 2014 Form 10-Q and incorporated herein by reference.

* Filed herewith.